UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

SYNCHRONOSS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52049	06-159540
(Commission File No.)	(IRS Employer Identification No.)

200 Crossing Boulevard
Suite 800
Bridgewater, New Jersey 08807
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2014, Synchronoss Technologies, Inc. (the “Company”) entered into a Consent Memorandum (the “Consent”) with respect to its Credit Agreement dated as of September 27, 2013 (the “Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, and the lenders party thereto (the “Lenders”).  Under the terms of the Consent, the Lenders have, conditioned upon the filing of the Company’s Registration Statement on Form S-3, Registration No. 333-197871, agreed to waive compliance with certain covenants in the Credit Agreement in order to permit the Company’s incurrence of debt represented by the Notes (defined below).  Certain of the Lenders may be underwriters or purchasers of the Notes.

Item 8.01 Other Events

On August 5, 2014, the Company issued a press release announcing that it proposes to offer, subject to market conditions and other factors, $200.0 million aggregate principal amount of convertible senior notes due 2019 (the “Notes”).  The Company also intends to grant to the underwriters of the Notes the option to purchase up to an additional $30.0 million aggregate principal amount of Notes to cover over-allotments.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Synchronoss Technologies, Inc. dated August 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNCHRONOSS TECHNOLOGIES, INC.

Date: August 5, 2014	By:	/s/ Stephen G. Waldis
Stephen G. Waldis
Chief Executive Officer and Chairman of the Board of Directors